Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

For immediate release

12 January 2016

RECOMMENDED CASH ACQUISITION

of

KBC Advanced Technologies plc

by

ATI Global Optimisation Ltd (a wholly-owned subsidiary of Aspen Technology, Inc.)

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act)

Summary

•                  The boards of AspenTech and KBC are pleased to announce that they have agreed a recommended all cash acquisition by Global Optimisation (a wholly-owned subsidiary of AspenTech) of the entire issued and to be issued share capital of KBC. It is intended that the Acquisition be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

•                  Under the terms of the Acquisition, KBC Shareholders will be entitled to receive:

for each KBC Share                                 185 pence in cash

•                  The Acquisition values the entire issued and to be issued share capital of KBC at approximately £158 million on a fully diluted basis.

•                  The Acquisition price represents a premium of approximately:

•                  49.2 per cent. to the Closing Price per KBC Share of 124 pence on 11 January 2016 (being the last Business Day prior to this announcement);

•                  37.2 per cent. to the volume weighted average Closing Price per KBC Share of 135 pence for the one-month period ended on 11 January 2016 (being the last Business Day prior to this announcement); and

•                  40.7 per cent. to the volume weighted average Closing Price per KBC Share of 132 pence for the three-month period ended on 11 January 2016 (being the last Business Day prior to this announcement).

•                  The consideration payable under the terms of the Acquisition is being financed by cash from AspenTech’s balance sheet and short term borrowings arranged for the purpose.  AspenTech intends that such borrowings will be replaced by a revolving credit facility following the date of this announcement.

•                  It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (or, if AspenTech elects, with the consent of the Takeover Panel, a Takeover Offer). The Acquisition is conditional on, among other things: (i) the approval of Scheme Shareholders at the Court Meeting and the passing of the Resolutions by KBC Shareholders at the General Meeting; and (ii) the sanction of the Scheme by the Court.

•                  The KBC Directors, who have been so advised by Evercore, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the KBC Directors, Evercore has taken into account the commercial assessments of the KBC Directors.

•                  The KBC Directors intend to recommend unanimously that KBC Shareholders vote or procure votes in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting, as the KBC Directors who hold KBC Shares (in a personal capacity or through a nominee(1)) have irrevocably undertaken to do in respect of their entire beneficial holdings of 417,006 KBC Shares, in aggregate, representing approximately 0.51 per cent. of KBC’s issued share capital as at 11 January 2016 (being the last Business Day prior to this announcement).

•                  Global Optimisation has also received irrevocable undertakings to vote or procure votes in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting from Kestrel Partners LLP, AXA Investment Management UK Limited, Hargreave Hale Limited, Herald Investment Trust plc, Killik & Co LLP and Ari Zaphiriou-Zarifi in respect of 34,687,142 KBC Shares, in aggregate, representing approximately 42.1  per cent. of KBC’s issued share capital as at 11 January 2016 (being the last Business Day prior to this announcement).

•                  Accordingly, Global Optimisation has received irrevocable undertakings to vote or procure votes in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting from the holders of 35,104,148 KBC Shares in total representing approximately 42.6 per cent. of KBC’s issued share capital as at 11 January 2016 (being the last Business Day prior to this announcement).

•                  Full details of the irrevocable undertakings received by Global Optimisation (including the circumstances in which the irrevocable undertakings cease to be binding) are set out in Appendix III to this announcement.

•                  AspenTech is a leading supplier of software that optimises process manufacturing for energy, chemicals, engineering and construction, and for other industries that manufacture and produce products from a chemical process.

(1)         Oliver Scott does not hold shares in his personal capacity or through a nominee and therefore has not provided an irrevocable undertaking to Global Optimisation.  As a shareholder in Kestrel Opportunities, Mr Scott is deemed to have a beneficial interest in 10,857,550 KBC Shares that are held by Kestrel Opportunities through its registered holder BNY Mellon a/c (Butterfield Bank Guernsey Limited).  Global Optimisation has received an irrevocable undertaking from Kestrel Partners LLP (being the investment manager to Kestrel Opportunities) in respect of 13,006,871 KBC Shares (which include the afore-mentioned 10,857,550 KBC Shares).

•                  KBC is a leading provider of software and consultancy to the oil and gas industry, focused on operational excellence and profit improvement for both the upstream (oil production) and downstream (oil refining and refinery-integrated petrochemicals) segments.

•                  Further details of the Acquisition will be contained in the Scheme Document which is intended to be posted to KBC Shareholders along with notices of the Court Meeting and General Meeting and the Forms of Proxy within 28 days of the date of this announcement, unless KBC and AspenTech otherwise agree, and the Takeover Panel consents, to a later date.  At this stage, subject to the approval and availability of the Court (which is subject to change), KBC and AspenTech expect the Meetings to be held in February 2016 and the Acquisition to become Effective during the first quarter of 2016.

•                  Commenting on the Acquisition, Antonio Pietri, President and Chief Executive Officer of AspenTech, said:

“We are excited to announce the proposed acquisition of KBC, which is a trusted adviser to C level executives in the oil and gas industry. We believe KBC’s operational excellence expertise and customer relationships, particularly in emerging markets, will help drive greater adoption and usage of AspenTech’s broad and expanding suite of software solutions.

In addition, we believe combining KBC’s industry leading reactor software models with AspenTech’s strength in engineering design will create a highly differentiated solution for the refining industry.  Also, KBC’s software assets would meaningfully accelerate the build out of our vertical-specific analytics solutions.

KBC’s domain expertise and software would be important additions to our asset optimisation strategy, which focuses on driving improved capital and operational efficiency for owner-operators across an asset’s entire lifecycle.  Acquiring KBC would enhance AspenTech’s ability to capitalise on the asset optimisation opportunity and leadership position and generate substantial value  for our customers.”

•                  Commenting on the Acquisition, Ian Godden, Chairman of KBC, said:

“Over the last few years, KBC has proactively reshaped and broadened its business to make it more adaptable and successful. We have continued to perform well notwithstanding the challenging operating conditions in the hydrocarbon industry. In the current market environment, however, we believe that there are advantages in being part of a larger, broader and better capitalised group. The offer from AspenTech represents a compelling opportunity for KBC’s shareholders to realise an attractive value for their investment in cash at a significant premium.

AspenTech is a strong partner that can continue to develop KBC’s business. Following the transaction, KBC will become a key part of AspenTech’s business and will continue to provide its market leading solutions to the customers we serve.

We are therefore pleased to recommend this transaction to our shareholders.”

•                This summary should be read in conjunction with, and is subject to, the full text of the announcement and its Appendices.

•                The Acquisition is subject to the Conditions and further terms that are set out in Appendix I. Appendix II contains details of sources and bases of certain information contained in this announcement. Appendix III contains certain details relating to the irrevocable undertakings referred to in this announcement. Appendix IV contains definitions of certain terms used in this announcement. The appendices form part of, and should be read in conjunction with, this announcement.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, 12 January 2016, at 1.00 pm (London time) / 8.00 am (Eastern time), to discuss the details of the Acquisition.

The live dial-in number is +1 (866) 604-6127 or +1 (706) 634-5625, conference ID code 24843348. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at +1 (855) 859-2056 or +1 (404) 537-3406, conference ID code 24843348, until 12 February 2016.

Enquiries

AspenTech David Grip	Tel: +1 781 221 5273	KBC Eric Dodd, Chief Financial Officer	Tel: +44 (0)20 7357 0800

J.P. Morgan (Financial Adviser to AspenTech) Brian Truesdale	Tel: +1 888 963 5089	Evercore (Financial Adviser to KBC) Edward Banks	Tel: +44 (0)20 7653 6000

Rupert Sadler James Robinson	Tel: +44 (0) 20 7742 4000	Cenkos (Corporate broker and NOMAD to KBC) Bobbie Hilliam Julian Morse	Tel: +44 (0)20 7397 8900

ICR (PR Adviser to AspenTech) Brian Denyeau	Tel: +1 646 277 1251	Weber Shandwick (PR Adviser to KBC) Nick Oborne Tom Jenkins	Tel: +44 (0)20 7067 0000

J.P. Morgan, which conducts its UK investment banking business as J.P. Morgan Cazenove and which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for AspenTech in connection with the Acquisition and the matters set out in this announcement and will not regard any other person as its client in relation to the matters set out in this announcement and will not be responsible to anyone other than AspenTech for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in relation to the Acquisition, the contents of this announcement or any other matters referred to herein.

Evercore Partners International LLP, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for KBC and no one else in connection with the Acquisition and the matters set out in this announcement and will not regard any other person as its client in connection with the matters referred to in this announcement and will not be responsible to anyone other than KBC for providing the protections afforded to clients of Evercore or its affiliates, or for providing advice in relation to the Acquisition, the contents of this announcement or any other matters referred to herein.  Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this announcement, any statement contained herein or otherwise.

Cenkos Securities Plc, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as corporate broker and nominated adviser to KBC and no-one else in connection with the Acquisition and other matters described in this announcement and will not be responsible to anyone other than KBC for providing the protections afforded to clients of Cenkos Securities Plc or for providing advice in relation to the Acquisition, the contents of this announcement or any other matter referred to herein.

This announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely by the Scheme Document (or, if applicable, the Offer Document) which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Offer Document).

This announcement does not constitute a prospectus or a prospectus equivalent document.

This announcement has been prepared for the purpose of complying with English law, the Code and the AIM Rules and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Overseas shareholders

The laws of the relevant jurisdictions may affect the availability of the Acquisition to persons who are not resident in the United Kingdom. Persons who are not resident in the United Kingdom or who are subject to laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe, any applicable requirements. Any person (including, without limitation, nominees, trustees and custodians) who would, or otherwise intends to, forward this announcement, the Scheme Document or any accompanying document to any jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action. In particular, the ability of persons who are not resident in the United Kingdom to vote their KBC Shares at the Court Meeting or the General Meeting or to execute and deliver Forms of Proxy appointing another to vote their KBC Shares in respect of the Court Meeting or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdiction in which they are located.

Any failure to comply with the applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility and liability for the violation of such restrictions by any person.

The Acquisition will not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction, and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction. Accordingly, copies of this announcement and formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded or distributed in, into or from a Restricted Jurisdiction and persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it into or from a Restricted Jurisdiction.  In the event that the Acquisition is implemented by way of a Takeover Offer and extended into the US, AspenTech will do so in satisfaction of the procedural and filing requirements of the US securities laws at that time, to the extent applicable thereto.

The Acquisition relates to the shares of a UK company and it is proposed to be made by means of a scheme of arrangement provided for under the laws of England and Wales. The Scheme will relate to the shares of a UK company that is a “foreign private issuer” as defined under Rule 3b-4 under the US Securities Exchange Act of 1934, as amended (the “Exchange Act”). A transaction effected by means of a scheme of arrangement is not subject to the shareholder vote, proxy solicitation and tender offer rules under the Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements and practices of US shareholder vote, proxy solicitation and tender offer rules. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK and may not be comparable to the financial statements of US companies. However, if AspenTech were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer shall be made in compliance with all applicable laws and regulations, including Section 14(e) of the Exchange Act and Regulation 14E thereunder. Such Takeover Offer would be made in the US by AspenTech and no one else. In addition to any such Takeover Offer, AspenTech, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in KBC outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase are made they would be made outside the United States in compliance with applicable law, including the Exchange Act.

Forward looking statements

This announcement contains certain forward-looking statements with respect to AspenTech, Global Optimisation and KBC. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”,

“goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of the operations of the AspenTech Group or the KBC Group; and (iii) the effects of government regulation on the business of the AspenTech Group or the KBC Group.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of any such person, or industry results, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to AspenTech, Global Optimisation or KBC or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. None of AspenTech, Global Optimisation or KBC undertake any obligation to update publicly or revise forward-looking or other statements contained in this announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.

No profit forecasts or estimates

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per ordinary share, for AspenTech or KBC, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for AspenTech or KBC, respectively.

Right to switch to a Takeover Offer

AspenTech reserves the right to elect, with the consent of the Takeover Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of KBC as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms or, if AspenTech so decides, on such other terms being no less favourable (subject to appropriate amendments), so far as applicable,  as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this announcement.

Publication on website

In accordance with Rule 26.1 of the Code, a copy of this announcement will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at AspenTech’s website at www.aspentech.com/corporate/press/press-releases.aspx and KBC’s website at http://ir.kbcat.com/home/ by no later than 12 noon on 13 January 2016.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this announcement.

In accordance with Rule 30.2 of the Code, a person so entitled may request a hard copy of this announcement, free of charge, by contacting J.P. Morgan  on +44 (0)20 7742 4000 or Evercore on +44 (0)20 7653 6000. For persons who receive a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested.  In accordance with Rule 30.2 of the Code, a person so entitled may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form.

Information relating to KBC Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by KBC Shareholders, persons with information rights and other relevant persons for the receipt of communications from KBC may be provided to AspenTech during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.12(c) of the Code.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rule 2.10 Requirement

In accordance with Rule 2.10 of the Code, KBC confirms that as at the close of business on 11 January 2016, being the last Business Day prior to this announcement, it had 82,341,156 ordinary shares in issue and admitted to trading on AIM under ISIN reference GB0004804646.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

For immediate release

12 January 2016

RECOMMENDED CASH ACQUISITION

of

KBC Advanced Technologies plc

by

ATI Global Optimisation Ltd (a wholly-owned subsidiary of Aspen Technology, Inc.)

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act)

1.                                      INTRODUCTION

The boards of AspenTech and KBC are pleased to announce that they have agreed the terms of a recommended all cash acquisition by Global Optimisation (a wholly-owned subsidiary of AspenTech) of the entire issued and to be issued share capital of KBC. It is intended that the Acquisition be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2.                                      THE ACQUISITION

The Acquisition, which will be on the terms and subject to the Conditions set out below and in Appendix I, and to be set out in the Scheme Document, will be made on the following basis:

for each KBC Share                               185 pence in cash

The Acquisition values the entire issued and to be issued share capital of KBC at approximately £158 million on a fully diluted basis.

The Acquisition price represents a premium of approximately:

•                  49.2 per cent. to the Closing Price per KBC Share of 124 pence on 11 January 2016 (being the last Business Day prior to this announcement);

•                  37.2 per cent. to the volume weighted average Closing Price per KBC Share of 135 pence for the one-month period ended on 11 January 2016 (being the last Business Day prior to this announcement); and

•                  40.7 per cent. to the volume weighted average Closing Price per KBC Share of 132 pence for the three-month period ended on 11 January 2016 (being the last Business Day prior to this announcement).

The Acquisition is conditional, amongst other things, on the Scheme becoming Effective no later than the Long Stop Date.

The KBC Shares will be acquired by Global Optimisation (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this announcement in respect of the KBC Shares.

If any dividend or other distribution in respect of the KBC Shares is declared, paid or made on or after the date of this announcement, AspenTech reserves the right to reduce the consideration payable for each KBC Share under the terms of the Acquisition by the amount per KBC Share of such dividend or distribution.

3.                                      BACKGROUND TO AND REASONS FOR THE ACQUISITION

AspenTech (NASDAQ: AZPN) is a leading global supplier of optimisation software for plant and process design, operational performance, and supply-chain planning. Its solutions are mission-critical and have been specifically created for process industries, including energy, chemicals, engineering and construction, and other industries that manufacture and produce products from a chemical process.  KBC is a leading technical consultancy for hydrocarbon facilities around the world and has a growing portfolio of optimisation software.  KBC provides a variety of strategic, operational and environmental solutions.

The Acquisition combines AspenTech’s leading process optimisation software with KBC’s leading process technology and operational excellence consulting business, representing a highly attractive and complementary opportunity.  AspenTech expects the addition of KBC to help drive increased usage and adoption of its software from existing and new customers, especially in emerging markets and geographies where KBC has significant experience and presence.  Furthermore, KBC’s software portfolio adds new and complementary technology to AspenTech’s extensive set of solutions, including in the area of refinery operations.  The combination of these technology portfolios should increase AspenTech’s ability to address customers’ process optimisation requirements — especially in refinery operations and reactor modelling — and enable further innovation in refining and upstream operations.  AspenTech believes this will assist in accelerating its asset optimisation strategy, generating significant value for customers from improved capital and operating efficiency as well as operations benchmarking, best practices and increased safety.

The Acquisition is expected to be accretive in fiscal year 2017 to Non-GAAP EPS and Free Cash Flow per share, excluding the impact of one-time and Acquisition-related costs and purchase accounting adjustments(2).

4.                                      BACKGROUND TO AND REASONS FOR THE RECOMMENDATION

The hydrocarbon industry is continuing to experience significant volatility, driven primarily by a material decline in crude oil prices. This is creating a particularly challenging operating environment in most upstream (and integrated downstream) segments of the industry, causing major project cutbacks throughout the world and headwinds in discretionary spending budgets.  In parts of the downstream market, however, refinery and petrochemical margins have improved, and the search for profit improvement has continued, leading to sustained demand for KBC’s solutions.

In addition, the competitive landscape for industrial automation and process engineering software vendors has been changing, with consolidation occurring in order to offer customers more integrated platforms and solutions.  There has also been consolidation among engineering and consulting services vendors as they seek broader and deeper technical expertise.

Since 2012, KBC has been proactively reshaping and repositioning its business to make it more adaptable and successful.  KBC has expanded its product offering through organic development as well as add-on acquisitions, such as Infochem Computer Services Limited in 2012 and FEESA Limited in 2014.  KBC has also sought to focus on larger consulting projects to improve revenue visibility and margins and to better align its software and consulting business.  In addition, KBC has reduced its cost base, including consolidation of offices in North America and reduction of staff in more mature regions.  The KBC Group has continued its expansion in parts of the world where hydrocarbon projects are still well-funded such as the Middle East.

Whilst KBC has not altered its long-term strategy of increasing and strengthening the more profitable software-related business, expanding its resources in growth regions and breaking further into the upstream sector, the KBC Group has in the short term adjusted its tactics to reflect the new market conditions in the upstream sector.  KBC has therefore continued to develop its core business in the downstream market, particularly in Europe and North Africa; regions whose downstream markets are experiencing a boost from lower oil and gas prices.  In the downstream sector KBC is executing its technology strategy of adding its content to third-party alliance software to deliver software as a service.

KBC’s traditional strengths in the downstream area have resulted in a number of consulting contracts and opportunities which are helping to buffer the KBC Group from the full hydrocarbon downturn.

(2)         This statement should not be construed as a profit forecast or interpreted to mean that the future earnings, earnings per share, profits, margins or cash-flows of the Combined Group will necessarily be greater than historic published figures.

Over the last twelve months, KBC’s financial performance has been robust and KBC has delivered a Total Shareholder Return of 29.2 per cent., notwithstanding the difficult market backdrop.

When considering the proposal from AspenTech, the KBC Directors have taken into account the current market conditions in the hydrocarbon industry and the short and long term opportunities and risks for KBC.   The KBC Directors have also considered the benefits that being part of a larger group would bring to the KBC business in terms of long-term stability and access to capital.

The KBC Board has considered the proposal with regard to price, deliverability and with reference to the range of other strategic options available to KBC.  In particular, the KBC Directors have evaluated the terms of the Acquisition in relation to the prospects of the underlying business and the potential medium term standalone value of KBC Shares.  The KBC Directors have also considered the interests of KBC employees, customers and other stakeholders in addition to the economic benefits to KBC Shareholders.

The KBC Board believes that AspenTech is a strong, well-capitalised partner which can continue to develop the KBC business.  AspenTech provides KBC with significantly greater access to a broader and deeper customer base.  The KBC Board expects that AspenTech will be able to accelerate the growth of KBC’s technology business by expanding its routes to market and exploiting the greater scale and reach of AspenTech’s sales force.  KBC’s consulting business will also benefit from the greater range of products and technical expertise provided by AspenTech.

The terms of the Acquisition represent a significant premium, in cash, of approximately 49.2 per cent. to the Closing Price of 124 pence per KBC Share on 11 January 2016 (being the last Business Day prior to this announcement).  This cash premium is on top of a 27.8 per cent. increase in the KBC share price over the last twelve months.

The KBC Directors have balanced the premium and the certainty that the Acquisition provides against the current market environment and the risks inherent in the continued successful execution of KBC’s business plan.

Following careful consideration of the above factors, the KBC Directors, who have been so advised by Evercore, consider the terms of the Acquisition to be fair and reasonable.  In providing advice to the KBC Directors, Evercore has taken into account the commercial assessments of the KBC Directors.  Accordingly, the KBC Directors intend unanimously to recommend that KBC Shareholders vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting, as the KBC Directors who hold KBC Shares (in a personal capacity or through a nominee(3)) have irrevocably undertaken to do in respect of their entire holdings of 417,006 KBC Shares, representing approximately 0.51 per

(3)         Oliver Scott does not hold shares in his personal capacity or through a nominee and therefore has not provided an irrevocable undertaking to Global Optimisation.  As a shareholder in Kestrel Opportunities, Mr Scott is deemed to have a beneficial interest in 10,857,550 KBC Shares that are held by Kestrel Opportunities through its registered holder BNY Mellon a/c (Butterfield Bank Guernsey Limited).  Global Optimisation has received an irrevocable undertaking from Kestrel Partners LLP (being the investment manager to Kestrel Opportunities) in respect of 13,006,871 KBC Shares (which include the afore-mentioned 10,857,550 KBC Shares).

cent. of KBC’s issued share capital as at 11 January 2016 (being the last Business Day prior to this announcement).

5.                                      IRREVOCABLE UNDERTAKINGS

Global Optimisation has received irrevocable undertakings to vote or procure votes in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer) from all of the KBC Directors who hold KBC Shares (in a personal capacity or through a nominee(4)), in respect of their entire beneficial holdings of KBC Shares, amounting in aggregate to 417,006 KBC Shares and representing approximately 0.51 per cent. of KBC’s issued share capital as at 11 January 2016 (being the last Business Day prior to this announcement).

Global Optimisation has also received irrevocable undertakings to vote or procure votes in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting from Kestrel Partners LLP, AXA Investment Management UK Limited, Hargreave Hale Limited, Herald Investment Trust plc, Killik & Co LLP and Ari Zaphiriou-Zarifi in respect of 34,687,142 KBC Shares, in aggregate, representing approximately 42.1 per cent. of KBC’s issued share capital as at 11 January 2016 (being the last Business Day prior to this announcement).

In aggregate, therefore, Global Optimisation has received irrevocable undertakings to vote or procure votes in favour of the Scheme at the Court Meeting and in favour of the Resolutions to be proposed at the General Meeting in respect of a total of 35,104,148 KBC Shares, representing approximately 42.6 per cent. of the entire share capital of KBC as at 11 January 2016 (being the last Business Day prior to this announcement).  Further details of these irrevocable undertakings (including details of the circumstances in which they cease to be binding) are set out in Appendix III to this announcement.

6.                                      INFORMATION ON ASPENTECH AND GLOBAL OPTIMISATION

AspenTech

AspenTech is a leading supplier of software that optimises process manufacturing for energy, chemicals, engineering and construction, and for other industries that manufacture and produce products from a chemical process. With integrated AspenONE solutions, process manufacturers can implement best practices for optimising their engineering, manufacturing

(4)         Oliver Scott does not hold shares in his personal capacity or through a nominee and therefore has not provided an irrevocable undertaking to Global Optimisation.  As a shareholder in Kestrel Opportunities, Mr Scott is deemed to have a beneficial interest in 10,857,550 KBC Shares that are held by Kestrel Opportunities through its registered holder BNY Mellon a/c (Butterfield Bank Guernsey Limited).  Global Optimisation has received an irrevocable undertaking from Kestrel Partners LLP (being the investment manager to Kestrel Opportunities) in respect of 13,006,871 KBC Shares (which include the afore-mentioned 10,857,550 KBC Shares).

and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.

Global Optimisation

Global Optimisation is a newly incorporated English company which is a wholly-owned subsidiary of AspenTech established to effect the Acquisition. Global Optimisation has not traded prior to the date of this announcement (except for entering into transactions relating to the Acquisition).

7.                                      INFORMATION ON KBC

KBC is a leading provider of software and consultancy to the oil and gas industry, focused on operational excellence and profit improvement for both the upstream (oil production) and downstream (oil refining and refinery-integrated petrochemicals) segments. KBC was incorporated in the UK in 1978.  KBC Shares are admitted to trading on AIM and it has a current market capitalisation of £102 million.

KBC employs more than 300 staff primarily based out of three main hubs in the UK, USA and Singapore, plus a number of other smaller offices. KBC’s clients include national oil companies (NOCs), international oil companies (IOCs), independent oil companies and engineering companies.

KBC deploys an integrated operating model which yields two main revenue streams:

•                  Consulting: technical / engineering and operational effectiveness consulting

•                  Technology: proprietary engineering-oriented process optimisation / simulation software

The focus of KBC’s consulting offering is operational excellence and profit improvement programmes for refiners and refinery-integrated petrochemicals, with the majority of consulting revenue from downstream clients. The services are delivered via in-house highly skilled engineering and management consultants, supported by a small pool of contracted associates. From recent acquisitions KBC has moved into the upstream oil and gas consulting space with flow assurance and life of field solutions. KBC’s advice is delivered by consultants with deep industry / domain-specific knowledge and operating experience and KBC has a strong reputation for improving the safety and profitability of hydrocarbon operations.

KBC’s technology offering comprises upstream flow assurance, fluid characterisation and facilities process simulation and optimisation software, spanning from the wellhead in upstream through the facilities in midstream and downstream. The technology is delivered through access to, and implementation of, process simulation platforms and/or specialised “plug-ins” for upstream and downstream. KBC’s flagship technology product is Petro-SIMTM. Through organic development as well as add-on acquisitions, such as Infochem Computer Services Limited in 2012 and FEESA Limited in 2014, KBC has added significant intellectual property to its technology offering. KBC has a clear focus on quality, usability and innovation in its software products and is particularly recognised as a leader in PVT (pressure-volume-temperature) thermodynamics, thermal hydraulics, assay synthesis and reactor modelling. By the end of 2014, KBC’s annual technology revenue had increased to more than £20 million.

For the year ended 31 December 2014, KBC’s revenues were £76.0 million and its adjusted profit before tax was £9.5 million.

For the half year ended 30 June 2015, KBC’s revenues were £36.2 million and its adjusted profit before tax was £4.2 million.

8.                                      KBC SHARE SCHEMES

Appropriate proposals will be made in due course to participants in the KBC Share Schemes. The Acquisition will extend to any KBC Shares which are unconditionally allotted or issued as a result of the exercise of existing options and vesting of awards under the KBC Share Schemes on or prior to the Scheme Record Time.

9.                                      FINANCING

The cash consideration payable under the terms of the Acquisition is being financed through existing cash resources and from the proceeds of a US$140,000,000 facility agreement (the “Facility Agreement”) which AspenTech (as borrower) has entered into with J.P.Morgan Chase Bank, N.A. (as administrative agent), J.P. Morgan Securities LLC (as sole lead arranger and sole bookrunner) and certain Lenders (as defined in the Facility Agreement).

Under the Facility Agreement, AspenTech (as borrower) has agreed on behalf of itself and its affiliates, among other things:

(a)                       that it shall not without the prior consent of the Administrative Agent (as defined in the Facility Agreement), amend or waive any condition of the Scheme in a manner materially adverse to the interests of the Lenders (as defined in the Facility Agreement) unless such action is required by the Takeover Panel, the Code, the Court or other applicable law, regulation or regulatory body; and

(b)                       in the event that the Acquisition is implemented by way of a Takeover Offer, that it shall not without the prior consent of the Administrative Agent (as defined in the Facility Agreement) declare the Takeover Offer unconditional as to acceptances until AspenTech (directly or indirectly) has acquired or unconditionally contracted to acquire not less than 75 per cent. of the votes attaching to shares in the capital of KBC.

It is AspenTech’s intention to replace the Facility Agreement by drawing down against a new US$250,000,000 revolving credit facility proposed to be entered into following the date of this announcement.

J.P. Morgan, financial adviser to AspenTech, is satisfied that Global Optimisation has the necessary financial resources available to it to satisfy in full the cash consideration payable under the terms of the Acquisition.

10.                               MANAGEMENT AND EMPLOYEES

AspenTech attaches great importance to retaining the skills, knowledge and expertise of KBC’s existing management and employees and also believes that they will benefit from enhanced career and business opportunities as part of AspenTech and from the shared vision of the combined business.  AspenTech also recognises that KBC is a people based business with a solid depth in industry skills and that retention of key leaders and expertise will be important to the success of the Combined Group. Whilst no firm retention arrangements are in place at this stage, AspenTech has reassured the KBC Board that appropriate measures will be put in place as part of transaction closure and further integration activities led by an integration team comprised of key AspenTech and KBC personnel.

The analysis carried out to date has indicated the potential to generate cost savings for the Combined Group in areas where there is an overlap of functions and duplicate facilities, which could involve some headcount reductions, although AspenTech has not yet developed proposals as to how or when such headcount reductions or facilities rationalisation will be implemented. AspenTech has given assurances to the KBC Directors that the existing contractual and statutory employment rights, including in relation to pensions, of KBC’s management and employees will be fully observed in accordance with applicable law.

It is intended that the non-executive KBC Directors will resign as KBC Directors immediately following the Effective Date.

11.                               ACQUISITION RELATED ARRANGEMENTS

Confidentiality Agreement

AspenTech and KBC entered into a confidentiality agreement dated 18 November 2015 (the “Confidentiality Agreement”) pursuant to which each of AspenTech and KBC have agreed to keep confidential information about the other party and not to disclose to third parties (other than permitted recipients) confidential information exchanged by them unless required by law or regulation. These confidentiality obligations will remain in force until completion of the Acquisition, or for a period of four years expiring on 17 November 2019. The parties have also agreed not to solicit the employees of the other for a period expiring on 17 November 2016. AspenTech has agreed not to acquire any interest in the securities of KBC or undertake related actions other than pursuant to a recommended offer for a period expiring on 17 November 2016.

Open Source Audit Agreement

AspenTech and KBC entered into an agreement dated 22 December 2015 in relation to the Open Source Audit Report (the “Open Source Audit Agreement”). Under the Open Source Audit Agreement, AspenTech irrevocably undertook to reimburse KBC in relation to all fees and expenses (subject to a limit of $125,600) due and payable by KBC to Black Duck Software, Inc. in connection with the Open Source Audit Report, save in circumstances where any offer (as such term is defined in the Code) made by a third party is declared wholly unconditional in all respects or, if structured as a scheme of arrangement, becomes effective in accordance with its terms.

12.                               STRUCTURE OF THE ACQUISITION

Scheme

It is intended that the Acquisition will be effected by a Court-sanctioned scheme of arrangement between KBC and the Scheme Shareholders under Part 26 of the Companies Act. The purpose of the Scheme is to provide for AspenTech to become the owner of the whole of the issued and to be issued share capital of KBC. Under the Scheme, the Acquisition is to be principally achieved by the:

(a)                                 transfer of the Scheme Shares held by Scheme Shareholders to AspenTech in consideration for which the Scheme Shareholders will receive the Consideration; and

(b)                                 passing of the Resolutions at the General Meeting.

Approval by Court Meeting and General Meeting

In order to become Effective, the Scheme requires the:

(a)                                 satisfaction (or, where applicable, waiver) of the Conditions;

(b)                                 approval of a majority in number of the Scheme Shareholders who vote, representing not less than 75 per cent. in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting; and

(c)                                  approval by the requisite majority of the Resolutions at the General Meeting (to be held directly after the Court Meeting) necessary in order to implement the Scheme.

Application to Court to sanction the Scheme

Once the approvals have been obtained at the Court Meeting and the General Meeting, and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the Court at the Court Hearing.

The Scheme will become Effective in accordance with its terms on delivery of the Court Order to the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or General Meeting, or whether they voted in favour of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Scheme will be subject to the satisfaction (or, where applicable, waiver) of the Conditions and the full terms and conditions to be set out in the Scheme Document. Further details of the Scheme will be set out in the Scheme Document, including the expected timetable and the action to be taken by Scheme Shareholders.

The Scheme will be governed by the laws of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Takeover Panel, the London Stock Exchange, the FCA and the AIM Rules.

It is expected that the Scheme Document will be despatched to KBC Shareholders and, for information only, to participants in the KBC Share Schemes within 28 days of the date of this announcement, unless AspenTech and KBC otherwise agree, and the Takeover Panel consents, to a later date.

Conditions to the Acquisition

The Acquisition will be subject to the Conditions and further terms set out in Appendix I to this announcement and to be set out in the Scheme Document.

The Scheme will be conditional, amongst other things, upon:

(a)                                 the Scheme becoming Effective by the Long Stop Date, failing which the Scheme will lapse;

(b)                                 the approval of the Scheme by a majority in number representing not less than 75 per cent. in value of the KBC Shareholders entitled to vote and present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment, postponement or reconvention of such meeting) on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between AspenTech and KBC and the Court may allow);

(c)                                  the passing of the Resolutions by the requisite majority at the General Meeting or at any adjournment, postponement or reconvention of that meeting to be held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document (or such later date, if any, as AspenTech and KBC may agree and the Court may allow); and

(d)                                 the sanction of the Scheme on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between AspenTech and KBC and the Court may allow) and the delivery of an office copy of the Court Order to the Registrar of Companies.

Scheme timetable/further information

A full anticipated timetable will be set out in the Scheme Document which will be posted to KBC Shareholders within 28 days of the date of this announcement unless AspenTech and KBC otherwise agree, and the Takeover Panel consents, to a later date. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on AspenTech’s website at www.aspentech.com/corporate/press/press-releases.aspx and KBC’s website at http://ir.kbcat.com/home/.

At this stage, subject to the approval and availability of the Court (which is subject to change), KBC and AspenTech expect the Meetings to be held in February 2016 and the  Acquisition to become Effective during the first quarter of 2016.

Right to switch to a Takeover Offer

AspenTech reserves the right to elect, with the consent of the Takeover Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of KBC as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms or, if AspenTech so decides, on such other terms being no less favourable (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this announcement.

13.                               DE-LISTING AND COMPULSORY ACQUISITION

Prior to the Scheme becoming Effective and subject to any applicable requirements of the AIM Rules, AspenTech intends to procure the making of an application by KBC for cancellation of the trading in KBC Shares on AIM on the first Business Day following the Effective Date.

Share certificates in respect of the KBC Shares will cease to be valid and should be destroyed following the Effective Date.  In addition, entitlements to KBC Shares held within the CREST system will be cancelled.

As soon as practicable after the Effective Date and after the KBC Shares are de-listed, it is intended that KBC will be re-registered as a private limited company under the relevant provisions of the Companies Act.

14.                               DISCLOSURE OF INTERESTS IN KBC

AspenTech confirms that it is making on the date of this announcement an Opening Position Disclosure, setting out the details required to be disclosed by it under Rule 8.1(a) of the Code.

As at the close of business on 11 January 2016, being the last Business Day prior to this announcement, save for the irrevocable undertakings referred to in paragraph 5 (Irrevocable undertakings) above, none of AspenTech or any AspenTech Directors or, so far as AspenTech is aware, any person acting, or deemed to be acting, in concert with AspenTech:

(a)                                 had an interest in, or right to subscribe for, relevant securities of KBC;

(b)                                 had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of KBC;

(c)                                  had procured an irrevocable commitment or letter of intent to accept the terms of the Acquisition in respect of relevant securities of KBC; or

(d)                                 had borrowed or lent any KBC Shares.

Furthermore, save for the irrevocable undertakings described in paragraph 5 (Irrevocable undertakings) above, no arrangement exists between AspenTech or KBC or a person acting in concert with AspenTech or KBC in relation to KBC Shares. For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to KBC Shares which may be an inducement to deal or refrain from dealing in such securities.

15.                               GENERAL

The Acquisition will be subject to the Conditions and other terms set out in this announcement and to the full terms and conditions which will be set out in the Scheme Document. Appendix I to this announcement contains a summary of the principal terms and conditions.  It is expected that the Scheme Document will be despatched to KBC Shareholders as soon as practicable and, in any event, (save with the consent of the Takeover Panel) within 28 days of this announcement.

In deciding whether or not to vote or procure votes in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting, KBC Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.

J.P. Morgan and Evercore have each given and not withdrawn their consent to the publication of this announcement with the inclusion herein of the references to their names in the form and context in which they appear.

Appendix II contains details of sources and bases of certain information contained in this announcement. Appendix III contains certain details relating to the irrevocable undertakings referred to in this announcement. Appendix IV contains definitions of certain terms used in this announcement. The appendices form part of, and should be read in conjunction with, this announcement.

16.                               DOCUMENTS ON DISPLAY

Copies of this announcement and the following documents will, by no later than 12 noon (London time) on the Business Day following the date of this announcement, be made available on AspenTech’s website at www.aspentech.com/corporate/press/press-releases.aspx and KBC’s website at http://ir.kbcat.com/home/ until the end of the Offer Period:

(a)                                 a copy of this announcement;

(b)                                 the Confidentiality Agreement;

(c)                                  the Irrevocable Undertakings;

(d)                                 the Facility Agreement;

(e)                                  the Fee and Syndication Letter; and

(f)                                   the Open Source Audit Agreement.

Neither the contents of KBC’s website or the contents of AspenTech’s website, nor the content of any other website accessible from hyperlinks on either such website, is incorporated into or forms part of, this announcement.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, 12 January 2016, at 1.00 pm (London time) / 8.00 am (Eastern time), to discuss the details of the Acquisition.

The live dial-in number is +1 (866) 604-6127 or +1 (706) 634-5625, conference ID code 24843348. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at +1 (855) 859-2056 or +1 (404) 537-3406, conference ID code 24843348, until 12 February 2016.

Enquiries

AspenTech David Grip	Tel: +1 781 221 5273	KBC Eric Dodd, Chief Financial Officer	Tel: +44 (0)20 7357 0800

J.P. Morgan (Financial Adviser to AspenTech) Brian Truesdale	Tel: +1 888 963 5089	Evercore (Financial Adviser to KBC) Edward Banks	Tel: +44 (0)20 7653 6000

Rupert Sadler James Robinson	Tel: +44 (0) 20 7742 4000	Cenkos (Corporate broker and NOMAD to KBC) Bobbie Hilliam Julian Morse	Tel: +44 (0)20 7397 8900

ICR (PR Adviser to AspenTech) Brian Denyeau	Tel: +1 646 277 1251	Weber Shandwick (PR Adviser to KBC) Nick Oborne Tom Jenkins	Tel: +44 (0)20 7067 0000

J.P. Morgan, which conducts its UK investment banking business as J.P. Morgan Cazenove and which  is  authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for AspenTech in connection with the Acquisition and the matters set out in this announcement and will not regard any other person  as its client in relation to the matters in this announcement and will not be responsible to anyone other than AspenTech for providing the protections afforded to clients of J.P. Morgan  or its affiliates, or for providing advice in relation to the Acquisition, the contents of this announcement or any other matters referred to herein.

Evercore Partners International LLP, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for KBC and no one else in connection with the Acquisition and the matters set out in this announcement and will not regard any other person as its client in connection with the matters referred to in this announcement and will not be responsible to anyone other than KBC for providing the protections afforded to clients of Evercore or its affiliates, or for providing advice in relation to the Acquisition, the contents of this announcement or any other matters referred to herein.  Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this announcement, any statement contained herein or otherwise.

Cenkos Securities Plc, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as corporate broker and nominated adviser to KBC and no-one else in connection with the Acquisition and other matters described in this announcement and will not be responsible to anyone other than KBC for providing the protections afforded to clients of Cenkos Securities Plc or for providing advice in relation to the Acquisition, the contents of this announcement or any other matter referred to herein.

This announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely by the Scheme Document (or, if applicable, the Offer Document) which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Offer Document).

This announcement does not constitute a prospectus or a prospectus equivalent document.

This announcement has been prepared for the purpose of complying with English law, the Code and the AIM Rules and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Overseas shareholders

The laws of the relevant jurisdictions may affect the availability of the Acquisition to persons who are not resident in the United Kingdom. Persons who are not resident in the United Kingdom or who are subject to laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe, any applicable requirements. Any person (including, without limitation, nominees, trustees and custodians) who would, or otherwise intends to, forward this announcement, the Scheme Document or any accompanying document to any jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action.  In particular, the ability of persons who are not resident in the United Kingdom to vote their KBC Shares at the Court Meeting or the General Meeting or to execute and deliver Forms of Proxy appointing another to vote their KBC Shares in respect of the Court Meeting or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdiction in which they are located.

Any failure to comply with the applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility and liability for the violation of such restrictions by any person.

The Acquisition will not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction, and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction. Accordingly, copies of this announcement and formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded or distributed in, into or from a Restricted Jurisdiction and persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it into or from a Restricted Jurisdiction.  In the event that the Acquisition is implemented by way of a Takeover Offer and extended into the US, AspenTech will do so in satisfaction of the procedural and filing requirements of the US securities laws at that time, to the extent applicable thereto.

The Acquisition relates to the shares of a UK company and it is proposed to be made by means of a scheme of arrangement provided for under the laws of England and Wales. The Scheme will relate to the shares of a UK company that is a “foreign private issuer” as defined under Rule 3b-4 under the US Securities Exchange Act of 1934, as amended (the “Exchange Act”). A transaction effected by means of a scheme of arrangement is not subject to the shareholder vote, proxy solicitation and tender offer rules under the Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements and practices of US shareholder vote, proxy solicitation and tender offer rules. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK and may not be comparable to the financial statements of US companies. However, if AspenTech were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer shall be made in compliance with all applicable laws and regulations, including Section 14(e) of the Exchange Act and Regulation 14E thereunder. Such Takeover Offer would be made in the US by AspenTech and no one else. In addition to any such Takeover Offer, AspenTech, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in KBC outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase are made they would be made outside the United States in compliance with applicable law, including the Exchange Act.

Forward looking statements

This announcement contains certain forward-looking statements with respect to AspenTech, Global Optimisation and KBC. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of the operations of the AspenTech

Group or the KBC Group; and (iii) the effects of government regulation on the business of the AspenTech Group or the KBC Group.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of any such person, or industry results, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to AspenTech, Global Optimisation or KBC or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. None of AspenTech, Global Optimisation or KBC undertake any obligation to update publicly or revise forward-looking or other statements contained in this announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.

No profit forecasts or estimates

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per ordinary share, for AspenTech or KBC, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for AspenTech or KBC, respectively.

Right to switch to a Takeover Offer

AspenTech reserves the right to elect, with the consent of the Takeover Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of KBC as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms or, if AspenTech so decides, on such other terms being no less favourable (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this announcement.

Publication on website

In accordance with Rule 26.1 of the Code, a copy of this announcement will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at AspenTech’s website at www.aspentech.com/corporate/press/press-releases.aspx and KBC’s website at http://ir.kbcat.com/home/ by no later than 12 noon on 13 January 2016.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this announcement.

In accordance with Rule 30.2 of the Code, a person so entitled may request a hard copy of this announcement, free of charge, by contacting J.P. Morgan  on +44 (0)20 7742 4000 or Evercore on +44 (0)20 7653 6000. For persons who receive a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested.  In accordance with Rule 30.2 of the Code, a person so entitled may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form.

Information relating to KBC Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by KBC Shareholders, persons with information rights and other relevant persons for the receipt of communications from KBC may be provided to AspenTech during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.12(c) of the Code.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rule 2.10 Requirement

In accordance with Rule 2.10 of the Code, KBC confirms that as at the close of business on 11 January 2016, being the last Business Day prior to this announcement, it had 82,341,156 ordinary shares in issue and admitted to trading on AIM under ISIN reference GB0004804646.

APPENDIX I

CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

The Acquisition will be subject to the applicable requirements of the Code, the Takeover Panel, the London Stock Exchange, the AIM Rules and the FCA. The Acquisition will be governed by the laws of England and Wales and will be subject to the exclusive jurisdiction of the English courts and to the Conditions and further terms set out in this Appendix I and to be set out in the Scheme Document.

AspenTech reserves the right to elect (with the consent of the Takeover Panel) to implement the Acquisition by way of a Takeover Offer.

Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

1.                                      CONDITIONS OF THE ACQUISITION

The Acquisition will be conditional upon the Scheme becoming unconditional and effective, subject to the Code, by no later than 6.00 pm on the Long Stop Date, or such later date (if any) as AspenTech and KBC may (with the consent of the Takeover Panel) agree and, if required, the Takeover Panel and the Court may allow.

The Acquisition will be subject to the satisfaction of, or (to the extent permitted by the Takeover Panel) waiver of, the following Conditions:

Scheme approval

(A)                               The Scheme will be conditional upon:

(i)                                    its approval by a majority in number representing not less than 75 per cent. in value of the KBC Shareholders entitled to vote and present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court (or at any adjournment, postponement or reconvention of such meeting) on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document (or such later date, if any, as AspenTech and KBC may agree and the Court may allow);

(ii)                                 the passing of the Resolutions by the requisite majority at the General Meeting or at any adjournment, postponement or reconvention of that meeting to be held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document (or such later date, if any, as AspenTech and KBC may agree and the Court may allow);

(iii)                              the sanction of the Scheme by the Court without modification or with modification on terms acceptable to AspenTech and KBC, on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document (or such later date, if any, as AspenTech and KBC may agree and the Court may allow) and the delivery of a copy of the Court Order to the Registrar of Companies; and

(iv)                               the Scheme becoming Effective on or before 6.00 pm on the Long Stop Date.

In addition, subject to the requirements of the Takeover Panel, the Acquisition will be conditional upon the following Conditions and, accordingly, the Court Order shall not be delivered to the Registrar of Companies unless the following Conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the commencement of the Court Hearing) or, where relevant, waived in writing prior to the Scheme being sanctioned by the Court:

General regulatory

(B)                               No Third Party having decided, threatened or given notice of its decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or withdrawal of a clearance decision, or having required any action or step to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision or order (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to (in any case to an extent or in a manner which is material in the context of, and adverse to, the Acquisition):

(i)                                 make the Acquisition, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, KBC by any member of the Wider AspenTech Group, void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prevent, prohibit, or restrain, restrict, materially delay or otherwise to a material extent interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise impede, challenge, interfere, hinder the Acquisition or its implementation or require material amendment to the terms of the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, KBC by any member of the Wider AspenTech Group, or otherwise challenge or interfere therewith;

(ii)                              require any member of the Wider AspenTech Group or any member of the Wider KBC Group to sell, divest, hold separate, or otherwise dispose of all or any material part of their respective businesses, operations, product lines or assets or property or to prevent or materially delay any of the above;

(iii)                           require, prevent or materially delay the divestiture or materially alter the terms envisaged for any proposed divestiture by any member of the Wider AspenTech Group or by any member of the Wider KBC Group of all or any material part of their respective businesses, assets or property or impose any material limitation on the ability of all or any of them to conduct their respective businesses (or any part thereof) or to own, control or manage any of their material assets or material properties (or any part thereof);

(iv)                          impose any material limitation on, or result in a material delay in, the ability of any member of the Wider AspenTech Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in KBC or on the ability of any member of the Wider KBC Group or any member of the Wider AspenTech Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider KBC Group;

(v)                                require, prevent or materially delay a divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider AspenTech Group or the Wider KBC Group of any shares or other securities (or the equivalent) in any member of the Wider KBC Group or any member of the Wider AspenTech Group;

(vi)                             except pursuant to Chapter 3 of Part 28 of the Companies Act in the event that AspenTech elects to implement the Acquisition by way of a Takeover Offer, require any member of the Wider AspenTech Group or the Wider KBC Group to acquire, or offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider KBC Group or any asset owned by any third party (other than in connection with the implementation of the Acquisition);

(vii)                          impose any material limitation on, or result in a material delay in, the ability of any member of the Wider AspenTech Group or any member of the Wider KBC Group to integrate all or any part of its business with all or any part of the business of any other member of the Wider AspenTech Group and/or the Wider KBC Group;

(viii)                       require any member of the Wider KBC Group to relinquish, terminate or amend in any material way any material contract to which any member of the Wider KBC Group or the Wider AspenTech Group is a party;

(ix)                             result in any member of the Wider KBC Group or any member of the Wider AspenTech Group ceasing to be able to carry on business under any name under which it currently does so in any jurisdiction;

(x)                                require any member of the Wider AspenTech Group or any member of the Wider KBC Group or any of their respective affiliates to: (A) invest, contribute or loan any capital or assets to; or (B) guarantee or pledge capital assets for the benefit of any member of the Combined Group, which in each such case or together is material and adverse in the context of the Combined Group or in the context of the Acquisition; or

(xi)                          otherwise materially adversely affect all or any of the business, assets, liabilities, profits, financial or trading position or prospects of any member of the Wider KBC Group or any member of the Wider AspenTech Group, and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any KBC Shares or other securities in, or control or management of, KBC or otherwise intervene having expired, lapsed or been terminated, in any case where the absence of the expiry, lapse or termination of such waiting or other time period, would have a material adverse effect on the Wider AspenTech Group or the Wider KBC Group, in each case taken as a whole;

Other regulatory approvals

(C)                               Each Governmental Entity (other than any anti-trust authority) which regulates or licences any member of the KBC Group or any other body corporate in which any member of the KBC Group has an interest in shares, and whose prior approval, consent or non-objection to any change in control, or acquisition of (or increase in) control in respect of that or any other member of the KBC Group is required, or any Governmental Entity (other than any anti-trust authority) whose prior approval, consent or non-objection to the Acquisition is otherwise required, or from whom one or more material licences or permissions are required in order to complete the Acquisition, having given its approval, non-objection or legitimate deemed consent or consent in writing thereto and, as the case may be, having granted such licences and permissions (in each case where required and on terms reasonably satisfactory to AspenTech) and where a failure to receive such approval, non-objection or legitimate consent or to be granted such licences and permissions would be material and adverse in the context of the Acquisition;

Notifications, waiting periods and Authorisations

(D)                               All material notifications, filings or applications which are necessary having been made in connection with the Acquisition and all necessary waiting and other time periods (including any extensions thereof) under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all applicable statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Acquisition in each case where the absence of such notification, filing or application would have a material effect on the Wider KBC Group or the Wider AspenTech Group, as the case may be, in each case taken as a whole, and all Authorisations which are necessary in any relevant jurisdiction for or in respect of the Acquisition or the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, KBC or any other member of the Wider KBC Group by any member of the Wider AspenTech Group having been obtained in terms and in a form reasonably satisfactory to AspenTech from all relevant Third Parties or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the Wider KBC Group or the Wider AspenTech Group has entered into contractual arrangements, in each case where the absence of an Authorisation from such a person would have a material adverse effect on the Wider KBC Group taken as a whole, and all such Authorisations necessary to carry on the business of any member of the Wider KBC Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Acquisition becomes Effective and there being no written notice of any intention to revoke, suspend, restrict, impede, modify or not to renew such Authorisations in each such case to an extent or in a manner which is material and adverse in the context of the Wider KBC Group or the Wider

AspenTech Group, as the case may be, in each case, taken as a whole or is material and adverse in the context of the Acquisition;

KBC Shareholder resolutions

(E)                                No resolution of KBC Shareholders in relation to any acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings (or in relation to any merger, consolidation, demerger, reconstruction, amalgamation or scheme) being passed at a meeting of KBC Shareholders other than in relation to the implementation of the Acquisition or the Scheme and, other than with the consent or the agreement of AspenTech, no member of the KBC Group having taken (or agreed or proposed to take) any action that requires, or would require, the consent of the Takeover Panel or the approval of KBC Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;

Certain matters arising as a result of any arrangement, agreement, etc.

(F)                                 Except as Disclosed, there being no provision of any agreement, arrangement, lease, licence, franchise, permit or other instrument to which any member of the Wider KBC Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any event or circumstance, which, in each case as a consequence of the Acquisition, or the acquisition or proposed acquisition of any shares in, or because of a change in the control or management of KBC or any other member of the Wider KBC Group or otherwise, would or might reasonably be expected to result in (in any case to an extent that is or would be material and adverse in the context of the Wider KBC Group taken as a whole):

(i)                                 any monies borrowed by, or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or being capable of becoming or being withdrawn;

(ii)                              any such agreement, arrangement, lease, licence, franchise, permit or other instrument or the rights, liabilities, obligations, interests or business of any such member thereunder, or the interests or business of any such member in or with any other person (or any arrangement or arrangements relating to any such interests or business) being, or becoming capable of being terminated or adversely affected or any onerous obligation or liability arising or any adverse action occurring thereunder;

(iii)                           any such member ceasing to be able to carry on its business under any name under which it currently does so;

(iv)                          any material assets or material interests of or used by any such member being or being required to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such material asset or material interest could be required to be disposed of or charged or could cease to be available to any such member, in each case otherwise than in the ordinary course of business;

(v)                             the creation, save in the ordinary course of business, or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(vi)                          the creation or acceleration of any liability, actual or contingent, by any such member (other than creation of trade creditors or other liabilities incurred in the ordinary course of business);

(vii)                       any material liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers;

(viii)                    any requirement on any such member to acquire, subscribe, pay up or repay any shares or other securities;

(ix)                          the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm, company or body (or any arrangement or arrangements relating to any such interest or business) being or becoming capable of being terminated, or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder; or

(x)                             the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected,

and no event having occurred which, under any provision of any agreement, arrangement, lease, licence, franchise, permit or other instrument to which any member of the Wider KBC Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (x) of this Condition (F) (Certain matters arising a result of any arrangement, agreement, etc.);

Certain events occurring since 31 December 2014

(G)                               Since 31 December 2014, except as Disclosed, no member of the Wider KBC Group having:

(i)                                 save for transactions between KBC and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of KBC or upon the exercise of rights to subscribe for KBC Shares pursuant to the vesting of awards or the exercise of options granted under any of the KBC Share Schemes in the ordinary course of business consistent with past practice on or prior to 31 December 2014, issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares (or other securities) of any class, or securities or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold, or agreed to transfer or sell or authorised or proposed the transfer or sale of any shares out of treasury (except to satisfy awards or the exercise of options under the KBC Share Schemes) or purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

(ii)                              other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of KBC to KBC or any of its wholly-owned subsidiaries, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution whether payable in cash or otherwise;

(iii)                           save for transactions between KBC and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of KBC or pursuant to the Acquisition, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material assets or any right, title or interest in any material asset (including shares or loan capital (or the equivalent thereof) in any undertaking or undertakings and further including trade investments) or implemented, effected, authorised or proposed or announced any intention to implement, effect, authorise or propose any such merger, demerger, reconstruction, amalgamation, scheme, commitment, acquisition, disposal, transfer, mortgage, charge or security interest (which, in the case of an acquisition or disposal is material in the context of the Wider KBC Group taken as a whole or in the context of the Acquisition and in the case of any transfer, mortgage, charge or security interest, is other than in the ordinary course of business);

(iv)                          save for transactions between KBC and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of KBC, made or authorised or proposed or announced an intention to propose any change to the terms of any of its loan capital, debentures or other indebtedness, which in any case is material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition;

(v)                             entered into, implemented or authorised the entry into of, or amended, terminated or permitted to be terminated, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities which in any case is material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition;

(vi)                          save for transactions between KBC and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of KBC, issued or agreed to issue, authorised or proposed or announced an intention to authorise or propose the issue of, any debentures or (except in the ordinary course of business), incurred or increased, or agreed to incur or increase, any indebtedness which is material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition, or become, or agreed to become, subject to any liability (actual or contingent) to an extent which is material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition;

(vii)                       implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any composition, assignment, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or in respect of the Acquisition or entered into or materially varied, or made any offer to enter into or materially vary, the terms of any contract, agreement or arrangement with any director or senior executive of any member of the Wider KBC Group other than in the ordinary course of business or in respect of the Acquisition, in each case other than with the agreement of AspenTech or the Takeover Panel;

(viii)                    entered into or varied or authorised, proposed or announced its intention to enter into or vary any material agreement, contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) other than in the ordinary course of business which is of a long-term, onerous or unusual nature or magnitude or which is or involves or would or might reasonably be expected to involve an obligation of a nature or magnitude which is or would be or might reasonably be likely to be materially restrictive or onerous on the business of any member of the Wider KBC Group or the Wider AspenTech Group which taken together with any other such material agreement, contract, transaction, arrangement or commitment is or would be or might reasonably be expected to be material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition;

(ix)                          other than in respect of a member which is dormant and was solvent at the relevant time, taken or proposed any step or corporate action, or had any legal proceedings instituted or threatened against it or petition presented or order made, in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, manager, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, which in any case is material in the context of the Wider KBC Group taken as a whole;

(x)                             been unable, or admitted in writing that it is unable, to pay its debts as they fall due or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business, which in any case is material in the context of the Wider KBC Group taken as a whole;

(xi)                          entered into or changed the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of, any contract, service agreement, commitment, transaction or arrangement which would be materially restrictive on the business of any member of the Wider KBC Group or the Wider AspenTech Group other than in the ordinary course of the business concerned;

(xii)                       waived, compromised or settled any claim which is material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition otherwise than in the ordinary course of business;

(xiii)                    terminated or varied the terms of any agreement or arrangement between any member of the Wider KBC Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider KBC Group taken as a whole;

(xiv)                   except in relation to changes made or agreed as a result of, or arising from, legislation or changes to legislation, made or agreed or consented to any change in any material respect to:

(a)                                 the terms of the trust deeds (or other terms) constituting the pension scheme(s) established by any member of the Wider KBC Group for its directors, officers, employees or their dependants;

(b)                                 the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(c)                                  the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined;

(d)                                 the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made, or agreed or consented to; or

(e)                                  the trustees involving the appointment of a trust corporation,

in a manner which, in any such case or together, is material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition;

(xv)                         save as agreed in writing by AspenTech, proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider KBC Group which are material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition;

(xvi)                      (except as disclosed on publicly available registers) made any material alteration to the articles of association or other incorporation documents of KBC or any material alteration to the memorandum or articles of association of any other member of the KBC Group (in each case, other than an alteration in connection with the Acquisition) which in any such case or together is material and adverse in the context of the KBC Group taken as a whole or material and adverse in the context of the Acquisition; or

(xvii)                 entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition G (Certain events occurring since 31 December 2014), which in any case is material in the context of the Wider KBC Group taken as a whole or in the context of the Acquisition;

No adverse change, litigation or regulatory enquiry

(H)                              Since 31 December 2014, except as Disclosed, there having been:

(i)                                 no material adverse change or deterioration in the business, assets, liabilities, shareholders’ equity, financial or trading position or profits, operational performance or prospects of any member of the Wider KBC Group which, in any such case or together, is material in the context of the Wider KBC Group taken as a whole and no circumstance having arisen which would or might reasonably be expected to result in any such adverse change or deterioration;

(ii)                              no agreement or arrangement between any member of the Wider KBC Group and any other person has been terminated or varied in a manner which, in any such case or together, would or might reasonably be expected to have a material adverse effect on the financial position of the Wider KBC Group taken as a whole;

(iii)                           no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider KBC Group is or may become a party (whether as a claimant, defendant or otherwise) and no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider KBC Group (or any person in respect of which any such member has or may have responsibility or liability) having been threatened in writing, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider KBC Group which, in any such case or together, has had, or might reasonably be expected to have, a material adverse effect on the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition;

(iv)                          no contingent or other material liability having arisen or become apparent to AspenTech or increased other than in the ordinary course of business which has had, or might reasonably be expected to have, a material adverse effect on the business, assets, financial or trading position or profits or prospects of any member of the Wider KBC Group to an extent which, in any such case or together, is material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition; and

(v)                             no action having been taken and no omissions having been made which are reasonably likely to lead to or result in the withdrawal, cancellation, termination, modification or variation of any Authorisation held by or on behalf of any member of the Wider KBC Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which has had, or would reasonably be expected to have, a material adverse effect on the Wider KBC Group taken as a whole or in the context of the Acquisition;

No discovery of certain matters regarding information and liabilities

(I)                                   Except as Disclosed, AspenTech not having discovered:

(i)                                 that any financial, business or other information concerning the Wider KBC Group as contained in the information publicly disclosed prior to the date of this announcement at any time by or on behalf of any member of the Wider KBC Group or disclosed in the information contained in the data rooms established by KBC for the purposes of the Acquisition is materially misleading, contains a misrepresentation of any material fact or omits to state a fact necessary to make that information not misleading in any material respect where in each case the relevant information has not subsequently been corrected prior to the date of this announcement by disclosure either publicly or otherwise to AspenTech, in each case to an extent which is in any case, material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition; or

(ii)                              that any member of the Wider KBC Group or any partnership, company or other entity in which any member of the Wider KBC Group has a significant economic interest and which is not a subsidiary undertaking of KBC is, otherwise than in the ordinary course of business, subject to any liability (contingent or otherwise) which, in any such case or together, is material and adverse in the context of the Wider KBC Group taken as a whole or material and adverse in the context of the Acquisition; and

Anti-corruption, sanctions and criminal property

(J)                                   Except as Disclosed, AspenTech not having discovered:

(i)                                 any past or present member, director, officer or employee of the Wider KBC Group, or any other person for whom any such person may be liable or responsible, has not (in the course of the business of the Wider KBC Group or their engagement on it) complied with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the UK Bribery Act 2010 and/or the US Foreign Corrupt Practices Act of 1977;

(ii)                              any past or present member, director, officer or employee of the Wider KBC Group, or any other person for whom any such person may be liable or responsible, has (in the course of the business of the Wider KBC Group or their engagement on it) engaged in any business with or made any investments in, or made any payments to, (a) any government, entity or individual with which US or EU persons are prohibited from engaging in activities or doing business by US or EU laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations or the European Union or any of their respective member states; and

(iii)                           any asset of any member of the Wider KBC Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition).

2.                                      WAIVER AND AMENDMENT OF CONDITIONS

Subject to the requirements of the Takeover Panel, AspenTech reserves the right in its sole discretion to waive (if capable of waiver) in whole or in part:

(A)                                 any of the Conditions set out in the above Condition (A) relating to the dates of the Court Meeting, General Meeting, the Court Hearing and the sanctioning of the Scheme. If any of the deadlines for those events are not met, AspenTech shall release an announcement via a Regulatory Information Service by 8.00 am on the Business Day following such deadline confirming whether it has invoked or waived the relevant Condition or agreed with KBC to extend the relevant deadline in respect of all or any of the above Conditions; and

(B)                                 any of the above Conditions (B) (General regulatory) to (J) (Anti-corruption, sanctions and criminal property) (inclusive).

Conditions (B) (General regulatory) to (J) (Anti-corruption, sanctions and criminal property) (inclusive) must be fulfilled or waived by no later than 11.59 pm on the date immediately preceding the date of the Court Hearing, failing which the Scheme will lapse or if the Acquisition is implemented by way of a Takeover Offer, no later than as permitted by the Takeover Panel. AspenTech shall be under no obligation to waive or treat as satisfied any of Conditions by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that any such Condition or the other Conditions of the Scheme and the Acquisition may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

If AspenTech is required by the Takeover Panel to make an offer for KBC Shares under the provisions of Rule 9 of the Code, AspenTech may make such alterations to the Conditions and further terms of the Acquisition as are necessary to comply with the provisions of that Rule.

3.                                      IMPLEMENTATION BY WAY OF A TAKEOVER OFFER

AspenTech may, with the consent of the Takeover Panel, implement the Acquisition by making, directly or indirectly through a subsidiary or nominee of AspenTech a Takeover Offer as an alternative to the Scheme.  In such event, the Takeover Offer will be implemented on the same terms or, if AspenTech so decides, on such other terms being no less favourable, subject to appropriate amendments, so far as applicable, as those which would apply to the Scheme.  The acceptance condition would be set at 90 per cent. of the shares to which such Takeover Offer relates (or such lesser percentage (being more than 50 per cent.) as AspenTech may decide with the consent of the Takeover Panel).  Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient KBC Shares are otherwise acquired, it is the intention of AspenTech to apply the provisions of the Companies Act to compulsorily acquire any outstanding KBC Shares to which such Takeover Offer relates.

4.                                      CERTAIN FURTHER TERMS OF THE ACQUISITION

(A)                                        The Acquisition will lapse (unless otherwise agreed with the Takeover Panel) if:

(i)                                  in so far as the Acquisition or any matter arising from or relating to the Scheme or Acquisition constitutes a concentration with a Community dimension within the scope of the Regulation, the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to a competent authority in the United Kingdom under Article 9(1) of the Regulation and there is then a CMA Phase 2 Reference; or

(ii)                              in so far as the Acquisition or any matter arising from the Scheme or Acquisition does not constitute a concentration with a Community dimension within the scope of the Regulation, the Scheme or Acquisition or any matter arising from or relating to the Acquisition becomes subject to a CMA Phase 2 Reference, in each case, before the date of the Court Meeting.

(B)                                        AspenTech reserves the right for any other member of the AspenTech Group from time to time to implement the Acquisition.

(C)                                      The availability of the Acquisition to KBC Shareholders who are not resident in the United Kingdom may be affected by the laws of relevant jurisdictions. Therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom and any KBC Shareholders who are not resident in the United Kingdom will need to inform themselves about, and observe, any applicable requirements.

(D)                                      Unless otherwise determined by AspenTech or required by the Code and permitted by applicable law and regulation, the Acquisition is not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any other means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or other forms of electronic transmission) of interstate or foreign commerce of, or by any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction.

(E)                                       KBC Shares which will be acquired under the Acquisition will be acquired with full title guarantee, fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any), and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise), declared, made or paid on or after the date of this announcement.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this announcement:

(i)                                            Unless otherwise stated, financial information concerning KBC has been extracted from the Annual Report and Accounts of KBC or KBC’s half-year report for the six months ended 30 June 2015.

(ii)                                         The value of the Acquisition is based upon the following share count:

•                                82,341,156 KBC Shares in issue on 11 January 2016 (net of 214,000 Treasury Shares)

•                                Plus 3,756,699 KBC Shares which are the subject of the expected vesting of awards and the exercise of options granted and to be granted under the KBC Share Schemes

•                                Less 507,790 KBC Shares currently held in KBC’s employee benefit trusts and included in the existing issued share capital which may be utilised to satisfy awards under the KBC Share Schemes

•                                Resulting in a fully diluted share capital of 85,590,065 KBC Shares.

(iii)                                        Unless otherwise stated, all prices for KBC Shares are the Closing Price for the relevant date.

(iv)                                     The exchange rate of 0.6881 for the conversion of US dollars into pounds sterling has been derived from Bloomberg and is based on the exchange rate as at 4:00 pm (London time) on 11 January 2016 (being the last Business Day prior to this announcement).

(v)                                          The premia implied by the Acquisition price have been calculated with reference to prices of:

•                  124 pence per KBC Share on 11 January 2016 (being the last Business Day prior to this announcement);

•                  the volume weighted average Closing Price of 135 pence per KBC Share for the one month ended on 11 January 2016 (being the last Business Day prior to this announcement); and

•                  the volume weighted average Closing Price of 132 pence per KBC Share for the three months ended on 11 January 2016 (being the last Business Day prior to this announcement).

(vi)                                       Total Shareholder Return has been derived from Bloomberg.

APPENDIX III

IRREVOCABLE UNDERTAKINGS

KBC Directors’ Irrevocable Undertakings

Global Optimisation has received irrevocable commitments from each of the members of the KBC Board who hold KBC Shares (in a personal capacity or through a nominee(5)), as listed below, in respect of their own beneficial holdings of KBC Shares and (to the extent relevant) the beneficial holdings of each KBC Board member’s spouse, civil partner, de facto partner, or similarly-related person, representing in aggregate approximately 0.51 per cent. of KBC’s issued share capital as at 11 January 2016 (being the last Business Day prior to this announcement). These commitments require each relevant member of the KBC Board to vote or procure that the registered holder votes in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, in the event the Acquisition is implemented by means of a Takeover Offer, to accept, or procure acceptance of, the Takeover Offer).

Name of KBC Director	Number of KBC Shares	Approximate % of KBC issued share capital
Ian Godden	276,000	0.34
Andrew Howell	83,164	0.10
Kevin Smith	57,842	0.07
TOTAL	417,006	0.51

These irrevocable commitments will continue to be binding in the event that a higher competing offer is made for KBC.

These irrevocable commitments will cease to be binding on the earliest to occur of the following events:

•                  if the Scheme does not become Effective, or if AspenTech elects to implement the Acquisition by way of a Takeover Offer, the Takeover Offer does not become unconditional as to acceptances, in each case by 12 May 2016 (or such later date as AspenTech and KBC agree in writing);

•                  if the Acquisition lapses or is withdrawn, except in circumstances where such lapse or withdrawal is solely as a result of AspenTech exercising its right to implement the Acquisition by way of a Takeover Offer rather than the Scheme or vice versa; or

(5)         Oliver Scott does not hold shares in his personal capacity or through a nominee and therefore has not provided an irrevocable undertaking to Global Optimisation.  As a shareholder in Kestrel Opportunities, Mr Scott is deemed to have a beneficial interest in 10,857,550 KBC Shares that are held by Kestrel Opportunities through its registered holder BNY Mellon a/c (Butterfield Bank Guernsey Limited).  Global Optimisation has received an irrevocable undertaking from Kestrel Partners LLP (being the investment manager to Kestrel Opportunities) in respect of 13,006,871 KBC Shares (which include the afore-mentioned 10,857,550 KBC Shares).

•                  if AspenTech announces, with the consent of the Takeover Panel and before the Scheme Document or Offer Document is posted, that it does not intend to proceed with the Acquisition and no new, revised or replacement Scheme or Takeover Offer is contemporaneously announced by AspenTech.

KBC Shareholder Irrevocable Undertakings

Global Optimisation has received irrevocable commitments from the following KBC Shareholders in respect of their beneficial holdings of KBC Shares representing in aggregate approximately 42.1  per cent. of KBC’s issued share capital as at 11 January 2016 (being the last Business Day prior to this announcement). These commitments are subject to certain limitations and exceptions as described below.

These commitments require each such shareholder to vote or procure that the registered holder votes in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting.

Name of KBC Shareholder	Number of KBC Shares	Approximate % of KBC issued share capital
Kestrel Partners LLP	13,006,871	15.8
AXA Investment Management UK Limited	8,106,000	9.8
Hargreave Hale Limited	4,750,000	5.8
Herald Investment Trust plc	3,955,000	4.8
Killik & Co LLP	3,724,271	4.5
Ari Zaphiriou-Zarifi	1,145,000	1.4
TOTAL	34,687,142	42.1

Kestrel Partners LLP

The irrevocable commitments given by Kestrel Partners LLP will cease to be binding on the earliest to occur of the following:

•                  AspenTech announces that the Acquisition will not proceed;

•                  the Takeover Panel announces that it has released AspenTech from its obligation under the Code to make or proceed with the Acquisition or the Takeover Panel confirms to AspenTech or its financial advisers or Kestrel Partners LLP that it has released AspenTech from that obligation;

•                  a majority of the KBC Directors cease to recommend on an unqualified basis that holders of KBC Shares vote in favour of the Resolutions;

•                  AspenTech ceases to be permitted under the Code to proceed with the Acquisition;

•                  an announcement is released by any person of a firm intention to make a competing offer for KBC at a value that is (in the opinion of Kestrel Partners LLP) in excess of that set out in this announcement; and

•                  the Long Stop Date.

AXA Investment Management UK Limited

The irrevocable commitments given by AXA Investment Management UK Limited will cease to be binding on the earliest to occur of the following:

•                  AspenTech announces that the Acquisition will not proceed;

•                  the Takeover Panel announces that it has released AspenTech from its obligation under the Code to make or proceed with the Acquisition or the Takeover Panel confirms to AspenTech or its financial advisers or AXA Investment Management UK Limited that it has released AspenTech from that obligation;

•                  a majority of the KBC Directors cease to recommend on an unqualified basis that holders of KBC Shares vote in favour of the Resolutions;

•                  AspenTech ceases to be permitted under the Code to proceed with the Acquisition;

•                  an announcement is released by any person of a firm intention to make a competing offer for KBC at a value that is reasonably considered by AXA Investment Management UK Limited to be in excess of that set out in this announcement;

•                  the Long Stop Date; and

•                  the date falling six months from the date of this announcement.

Hargreave Hale Limited

The irrevocable commitments given by Hargreave Hale Limited will cease to be binding on the earliest to occur of the following:

•                  AspenTech announces that the Acquisition will not proceed;

•                  the Takeover Panel announces that it has released AspenTech from its obligation under the Code to make or proceed with the Acquisition or the Takeover Panel confirms to AspenTech or its financial advisers or Hargreave Hale Limited that it has released AspenTech from that obligation;

•                  a majority of the KBC Directors cease to recommend on an unqualified basis that holders of KBC Shares vote in favour of the Resolutions;

•                  AspenTech ceases to be permitted under the Code to proceed with the Acquisition;

•                  an announcement is released by any person of a firm intention to make a competing offer for KBC at a value that is (in the opinion of Hargreave Hale Limited) in excess of that set out in this announcement; and

•                  the Long Stop Date.

Herald Investment Trust plc

The irrevocable commitments given by Herald Investment Trust plc will cease to be binding on the earliest to occur of the following:

•                  AspenTech announces that the Acquisition will not proceed;

•                  the Takeover Panel announces that it has released AspenTech from its obligation under the Code to make or proceed with the Acquisition or the Takeover Panel confirms to AspenTech or its financial advisers or Herald Investment Trust plc that it has released AspenTech from that obligation;

•                  a majority of the KBC Directors cease to recommend on an unqualified basis that holders of KBC Shares vote in favour of the Resolutions;

•                  AspenTech ceases to be permitted under the Code to proceed with the Acquisition;

•                  an announcement is released by any person of a firm intention to make a competing offer for KBC at a value that is (in the opinion of Herald Investment Trust plc) in excess of that set out in this announcement; and

•                  the Long Stop Date.

Killik & Co LLP

The irrevocable commitments given by Killik & Co LLP will cease to be binding on the earliest to occur of the following:

•                  AspenTech announces that the Acquisition will not proceed (or will proceed otherwise than by way of a scheme of arrangement);

•                  the Takeover Panel announces that it has released AspenTech from its obligation under the Code to make or proceed with the Acquisition or the Takeover Panel confirms to AspenTech or its financial advisers or Killik & Co LLP that it has released AspenTech from that obligation;

•                  a majority of the KBC Directors cease to recommend on an unqualified basis that holders of KBC Shares vote in favour of the Resolutions;

•                  AspenTech ceases to be permitted under the Code to proceed with the Acquisition;

•                  an announcement is released by any person of a firm intention to make a competing offer for KBC at a value that is (in the opinion of Killik & Co LLP) in excess of that set out in this announcement; and

•                  22 May 2016.

Ari Zaphiriou-Zarifi

The irrevocable commitments given by Ari Zaphiriou-Zarifi will cease to be binding on the earliest to occur of the following:

•                  AspenTech announces that the Acquisition will not proceed (or will proceed otherwise than by way of a scheme of arrangement);

•                  the Takeover Panel announces that it has released AspenTech from its obligation under the Code to make or proceed with the Acquisition or the Takeover Panel confirms to AspenTech or its financial advisers or Ari Zaphiriou-Zarifi that it has released AspenTech from that obligation;

•                  a majority of the KBC Directors cease to recommend on an unqualified basis that holders of KBC Shares vote in favour of the Resolutions;

•                  AspenTech ceases to be permitted under the Code to proceed with the Acquisition;

•                  an announcement is released by any person of a firm intention to make a competing offer for KBC at a value that is (in the opinion of Ari Zaphiriou-Zarifi) in excess of that set out in this announcement; and

•                  the Long Stop Date.

APPENDIX IV

DEFINITIONS

The following definitions apply throughout this announcement, unless the context otherwise requires:

“Acquisition”

the recommended all-cash acquisition of the entire issued and to be issued share capital of KBC by Global Optimisation to be effected by the Scheme as described in this announcement (or by a Takeover Offer under certain circumstances as described in this announcement) on the terms and subject to the conditions to be set out in the Scheme Document including, where the context requires, any subsequent revision, variation, extension or renewal of such offer and includes any election available thereunder

“AIM”	the Alternative Investment Market of the London Stock Exchange

“AIM Rules”	the AIM Rules for Companies as published by the London Stock Exchange (as amended from time to time)

“Annual Report and Accounts of KBC”	the annual report and audited financial statements of KBC for the year ended 31 December 2014

“AspenTech”	Aspen Technology, Inc., a Delaware corporation with its headquarters at 20 Crosby Drive, Bedford, MA 01730 USA

“AspenTech Directors”	the directors of AspenTech and “AspenTech Director” means any one of them

“AspenTech Group”	AspenTech and its subsidiary undertakings and associated undertakings

“associated undertaking”	has the meaning given by the Companies Act

“Authorisations”	for the purposes of the Conditions, means authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals

“Business Day”	a day on which banks are generally open for business in the United Kingdom and New York, USA, not including Saturdays, Sundays or any public holiday

“Cenkos”	Cenkos Securities Plc

“Closing Price”	the closing middle market price of an KBC Share on a particular trading day as derived from the AIM appendix to the Daily Official List

“CMA”

the independent public body which conducts second phase, in-depth inquiries into mergers, markets and the regulation of the major regulated industries in the United Kingdom (or any successor body or bodies carrying out the same functions in the United Kingdom from time to time)

“Code”	the City Code on Takeovers and Mergers

“Combined Group”	the enlarged group following the Acquisition, comprising the AspenTech Group and the KBC Group

“Community”	the European Community

“Companies Act”	the UK Companies Act 2006, as amended from time to time

“Conditions”	the conditions of the Acquisition, as set out in Appendix I to this announcement and to be set out in the Scheme Document

“Confidentiality Agreement”	has the meaning given to that term in paragraph 11 of this announcement (Acquisition related arrangements)

“Consideration”	the cash payment of 185 pence per Scheme Share to be made pursuant to the Scheme to the Scheme Shareholders

“Court”	the High Court of Justice in England and Wales

“Court Hearing”

the hearing of the Court to sanction the Scheme under section 899 of the Companies Act and if such hearing is adjourned references to commencement of any such hearing shall mean the commencement of the final adjournment thereof

“Court Meeting”

the meeting or meetings of the Scheme Shareholders (or the relevant class or classes thereof) as may be convened pursuant to an order of the Court under section 896 of the Companies Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment) including any adjournment thereof, notice of which is to be contained in the Scheme Document

“Court Order”	the order of the Court sanctioning the Scheme under section 899 of the Companies Act

“CREST”

the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755)) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the CREST Regulations)

“CREST Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001/3755)

“Daily Official List”	the Daily Official List of the London Stock Exchange

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Code containing details of dealings in interests in relevant securities of a party to an offer

“Disclosed”

(i) matters fairly disclosed in the information made available to AspenTech (or AspenTech’s advisers) in the data rooms established by KBC for the purposes of the Acquisition; (ii) any other information that is fairly disclosed by or on behalf of KBC to AspenTech or AspenTech’s financial, accounting, tax or legal advisers (specifically as AspenTech’s advisers in relation to the Acquisition); (iii) information included in KBC’s annual report and audited accounts for the relevant financial period or periods referred to in the relevant Condition and published prior to the date of this announcement; (iv) information included in KBC’s half-year report for the six months ended 30 June 2015; (v) disclosed in a public announcement to a Regulatory Information Service made by KBC prior to the date of this announcement; or (vi) disclosed in this announcement

“Disclosure Table”

the disclosure table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the offeree and offeror companies in respect of whose relevant securities any Opening Position Disclosures and Dealing Disclosures must be made

“Effective”

in the context of the Acquisition: (i) if the Acquisition is implemented by way of a Scheme, the Scheme having become effective in accordance with its terms, upon the delivery of the Court Order to the Registrar of Companies and, if the Court so orders, registration by the Registrar of Companies; or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having been declared or become unconditional in all respects in accordance with the requirements of the

Code

“Effective Date”

the date upon which:

(a)           the Scheme becomes Effective; or

(b)                                  if AspenTech elects and the Takeover Panel consents to implement the Acquisition by way of a Takeover Offer, the Takeover Offer becomes Effective

“EU”	European Union

“Evercore”	Evercore Partners International LLP

“Exchange Act”	the US Securities Exchange Act of 1934, as amended

“Facility Agreement”	has the meaning given to that term in paragraph 9 of this announcement (Financing)

“FCA” or “Financial Conduct Authority”	the UK Financial Conduct Authority or its successor from time to time

“Fee and Syndication Letter”

the fee and syndication letter entered into in connection with the Facility Agreement between J.P. Morgan Securities LLC (as sole bookrunning agent and sole lead arranger), J.P. Morgan Chase Bank, N.A. (as administrative agent) and AspenTech (as borrower)

“Forms of Proxy”	the forms of proxy in connection with the Court Meeting and the General Meeting respectively, which shall accompany the Scheme Document

“Free Cash Flow”

cash flow from operations less (1) purchases of property, equipment and leasehold improvements and (2) capitalised software development costs, plus non-capitalised acquired technology and excess tax benefits from stock based compensation

“General Meeting”	the general meeting (or any adjournment, postponement or reconvention thereof) of KBC Shareholders to be convened to consider and if thought fit pass, inter alia, the Resolutions

“Global Optimisation”	ATI Global Optimisation Ltd, a wholly-owned subsidiary of AspenTech, incorporated for the purpose of effecting the Acquisition, with company number 09941172

“Governmental Entity”	any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision,

court, arbitrator or arbitrator panel, regulatory or administrative agency or commission, or other authority thereof, or any regulatory or quasi-regulatory organisation or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority

“Irrevocable Undertakings”

the irrevocable undertakings to vote (to procure votes) in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting from the KBC Directors who hold KBC Shares(in a personal capacity or through a nominee) and certain other KBC Shareholders received by Global Optimisation, details of which are set out in Appendix III to this announcement

“ISIN”	International Securities Identification Number

“J.P. Morgan”	J.P. Morgan Limited

“KBC”

KBC Advanced Technologies plc, a public limited company incorporated in England and Wales with company number 01357958 and its registered office at 42-50 Hersham Road, Walton on Thames, Surrey KT12 1RZ

“KBC Board”	the Board of Directors of KBC

“KBC Directors”	the directors of KBC and “KBC Director” means any one of them

“KBC Group”	KBC and its subsidiary undertakings and associated undertakings and, where the context permits, each of them

“KBC Share Schemes”

the Long Term Incentive Plan 2006, the Discretionary Share Option Plan 2013 and a deed made between KBC and Godden Associates Limited granting an option to acquire KBC Shares to Godden Associates Limited dated 26 June 2013 (as amended)

“KBC Shareholders”	holders of KBC Shares

“KBC Shares”	the ordinary shares of 2.5 pence each in the capital of KBC

“Kestrel Opportunities”	The Kestrel Opportunities Fund (a cell of Guernsey Portfolios PCC Limited)

“London Stock Exchange”	London Stock Exchange plc

“Long Stop Date”	12 May 2016, or such later date, if any, as AspenTech and KBC may agree and, if required, the Court and the Takeover Panel may allow

“Meetings”	the Court Meeting and the General Meeting

“Non-GAAP EPS”

Generally Accepted Accounting Principles (GAAP) diluted income per share plus (1) stock base compensation, (2) non-capitalised acquired technology, (3) restructuring  charges and (4) amortisation of purchase technology intangibles; less (1) income tax effect on non-GAAP items

“Offer Document”	in the event AspenTech elects to implement the Acquisition by means of a Takeover Offer, the document containing the Takeover Offer to be sent to KBC Shareholders

“Offer Period”

the period which commenced on the date of this announcement and ending on the date on which the Acquisition becomes Effective, lapses or is withdrawn (or such other date as the Takeover Panel may decide)

“Official List”	the Official List of the FCA

“Open Source Audit Agreement”	has the meaning given to that term in paragraph 11 of this announcement (Acquisition related arrangements)

“Open Source Audit Report”

a report dated 31 December 2015 from Black Duck Software, Inc. to KBC (and subsequently made available by KBC to AspenTech) that sets out the results of the following services undertaken by Black Duck Software, Inc. for KBC in relation to certain software code of KBC:

(a)                                an open source and third party software code audit; and

(b)                               an open source risk assessment

“Opening Position Disclosure”	has the meaning given to that term in the Code

“Registrar of Companies”	the Registrar of Companies in England and Wales

“Regulation”	Council Regulation (EC) No139/2004

“Regulatory Information Service”	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements

“Resolutions”

the resolutions to be proposed by KBC at the General Meeting in connection with, amongst other things, the approval of the Scheme, the amendment of KBC’s articles of association and such other matters as may be necessary to implement the Scheme and the de-listing of the KBC Shares

“Restricted Jurisdiction”

any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to KBC Shareholders (or other persons with information rights) in that jurisdiction

“Scheme”

the proposed acquisition of the KBC Shares by AspenTech by way of a scheme of arrangement of KBC under Part 26 of the Companies Act proposed to be entered into between KBC and the Scheme Shareholders to be described in the Scheme Document, the principal terms of which are set out in this announcement (with or subject to any modification, addition or condition which KBC and AspenTech may agree and, if required, the Court may approve or impose) subject to the Conditions set out in this announcement and to be set out in the Scheme Document

“Scheme Document”

the document to be despatched to (among others) KBC Shareholders containing the terms and conditions of the Acquisition,  the notices convening the Court Meeting and the General Meeting and the particulars required by section 897 of the Companies Act

“Scheme Record Time”	the time and date to be specified in the Scheme Document, expected to be 6.00 pm (London time) on the Business Day immediately prior to the Effective Date

“Scheme Shareholders”	holders of Scheme Shares

“Scheme Shares”

shall mean:

(i)                                KBC Shares in issue at the date of the Scheme Document;

(ii)                             any KBC Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and

(iii)                        any KBC Shares issued at or after the Voting Record Time but at or prior to the Scheme

Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme or shall by such time have agreed in writing to be bound by the Scheme,

in each case, save for:

(A)                              any KBC Shares legally or beneficially held by any member of the AspenTech Group; or

(B)                              any Treasury Shares

“subsidiary undertaking”	has the meaning given by the Companies Act

“Takeover Offer”

should the Acquisition be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the recommended offer to be made by or on behalf of AspenTech to acquire the entire issued and to be issued share capital of KBC and, where the context requires, any subsequent revision, variation, extension or renewal of such offer and includes any election available thereunder

“Takeover Panel”	the UK Panel on Takeovers and Mergers

“Third Party”

a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, professional, or investigative body or authority (including any anti-trust or merger control authority), court, trade agency, professional association, institution, works council, employee representative body or any other similar body or person whatsoever in any jurisdiction

“Total Shareholder Return”	the total return of a stock to an investor (capital gains and dividends)

“Treasury Shares”	any KBC Shares which are for the time being held by KBC as treasury shares (within the meaning of the Companies Act)

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“undertaking”	has the meaning given by the Companies Act

“US” or “United States”	the United States of America, its possessions and territories, all areas subject to its jurisdiction or any subdivision thereof, any state of the United States and the District of Columbia

“Voting Record Time”

the time and date to be specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined, expected to be 6.00 pm on the day which is two days prior to the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 pm on the day which is two days prior to the day of such adjourned meeting

“Wider AspenTech Group”

means AspenTech and its subsidiary undertakings, associated undertakings and any other undertaking, body corporate, partnership, joint venture or person in which AspenTech and/or such undertakings (aggregating their interests) have a direct or indirect interest in 20% or more of the voting rights or equity share capital (as defined in the Companies Act) or the equivalent

“Wider KBC Group”

means KBC and its subsidiary undertakings, associated undertakings and any other undertaking, body corporate, partnership, joint venture or person in which KBC and/or such undertakings (aggregating their interests) have a direct or indirect interest in 20% or more of the voting rights or equity share capital (as defined in the Companies Act) or the equivalent

(i)                                              All times referred to are London time unless otherwise stated.

(ii)                                           All references to “GBP”, “pence”, “pounds sterling” or”£” are to the lawful currency of the United Kingdom.

(iii)                                        All references to “US dollar”, “USD”, “US$” or “$” are to the lawful currency of the United States.

(iv)                                       All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.